Exhibit 99.5

May 13, 2021

Osprey Technology Acquisition Corp.

1845 Walnut Street, Suite 1111

Philadelphia, PA 19103

Consent to Reference in Proxy Statement/ Consent Solicitation Statement/Prospectus

Osprey Technology Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/consent solicitation statement/prospectus.

Sincerely,

/s/ Will Porteous
Name: Will Porteous